SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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WORLDGATE COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WorldGate Adjourns Stockholders Meeting on Proposal to Sell to TVGateway, LLC Certain of WorldGate's Assets Relating to Its ITV Business

TREVOSE, PA, September 23, 2003—WorldGate Communications, Inc. (Nasdaq: WGAT) today announced that it adjourned its stockholders meeting to allow continued voting on a proposal to sell to TVGateway, LLC certain of WorldGate's assets relating to its ITV Business. At the time of adjournment, based on the proxies received, the stockholders were in favor of the proposal by approximately a 30:1 margin.

Stockholders elected six members to the Board of Directors. Those elected to the Board are Hal M. Krisbergh, Steven C. Davidson, Clarence L. Irving, Jr., Martin Jaffe, Jeff Morris and Lemuel Tarshis. Stockholders also approved the plan of recapitalization that, if implemented by the WorldGate board of directors, will result in a onefortwenty reverse stock split of WorldGate's common stock.

The adjourned meeting will reconvene to vote on the proposal to sell WorldGate's ITV Business at 2:30 pm Eastern time on September 30, 2003, at WorldGate's corporate headquarters located at 3190 Tremont Avenue, Trevose, PA.